Exhibit 10.8.3

TAX REGULATORY AGREEMENT

AMONG

IOWA FINANCE AUTHORITY

INTERWEST, L.C.

AND

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,
as Trustee

$5,000,000 VARIABLE RATE DEMAND
INDUSTRIAL DEVELOPMENT REVENUE BONDS
(INTERWEST, L.C. PROJECT), SERIES 2001

Dated as of November 15, 2001

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Section 6.7. Severability	15
Section 6.8.Counterparts	15
Section 6.9. Notices	15
Section 6.10. Successors and Assigns	15
Section 6.11. Headings	15
Section 6.12. Governing Law	16
Section 6.13. Tax Exempt Status of Bonds	16
Section 6.14. No Common Plan of Financing	16
Section 6.15. Expectations	16
Section 6.16. Expectations	16

EXHIBIT A Sources of Funds; Expenditures	A-l
EXHIBIT B Certificate of Underwriter	B-l
EXHIBIT C Estimated Drawdown Schedule	C-l
EXHIBIT D Calculation of Economic Life	D-l
EXHIBIT E Form 8038 Information	E-l

ii

TAX REGULATORY AGREEMENT

This Tax Regulatory Agreement, dated November 15, 2001 (this “Agreement”), by and among INTERWEST, L.C., an Iowa domestic limited liability company (the “Borrower”), WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Trustee (the “Trustee”) and the IOWA FINANCE AUTHORITY (the “Issuer”), is being executed and delivered in connection with the issuance by the Issuer of $5,000,000 Iowa Finance Authority Variable Rate Demand Industrial Development Revenue Bonds (InterWest, L.C. Project), Series 2001 (the “Bonds”). The Bonds are being issued pursuant to the Trust Indenture dated as of November 1, 2001 (the “Indenture”) between the Issuer and the Trustee with respect to the Bonds. The Bonds are being offered for sale to the public by W.R. Taylor & Company, LLC (the “Underwriter) at 100% of the principal amount thereof pursuant to a Bond Purchase Agreement dated as of the date hereof, among the Issuer, the Underwriter and the Borrower. Certain terms are defined in Article V hereof. Terms used herein and not defined herein shall have the meanings given to them in the Indenture.

One purpose of executing this Agreement is to set forth various facts regarding the Bonds and to establish the reasonable expectations of the Issuer and the Borrower as to future events regarding the Bonds and the use of Bond proceeds. The facts, estimates and definitions set forth in this Agreement and the expectations of the Issuer set forth in this Agreement, including, but not limited to, the use, allocation, investment and yield of proceeds of the Bonds and other moneys described in this Agreement, the purposes of the Bonds, debt service, tax related matters, use of the Project and economic life of the Project described in this Agreement, are based upon and made in reliance upon the following representations and opinions of others: (a) the representations of the Underwriter contained in the Certificate of Underwriter attached hereto as Exhibit B; (b) the representations and covenants of the Borrower contained in (i) this Agreement and all exhibits hereto, (ii) the Loan Agreement (as hereinafter defined), (iii) the Bond Purchase Agreement, (iv) the Indenture, (v) the Preliminary Offering Memorandum used in connection with the sale of the Bonds, and (vi) the Borrower’s Closing Certificate dated the date hereof; and (c) the approving opinion of Bond Counsel dated the date hereof. The Issuer is not aware of any facts or circumstances that would cause it to question the accuracy of any of the representations, opinions and warranties made herein and noted above, although the Issuer has made no independent investigation relating to same. The certifications and representations made herein and expectations presented herein are intended, and may be relied upon, as a certification of an officer of the Issuer given in good faith described in Section 1.148-2(b)(2) of the Regulations.

The certifications, representations and covenants contained herein are made on behalf of the Issuer, the Trustee and the Borrower, as applicable, for the benefit of the owners from time to time of the Bonds. The Issuer and the Borrower do hereby certify and represent, based on their knowledge, information and belief, and covenant the following on behalf of the Issuer and the Borrower, respectively, and the Trustee, in connection with Sections 2.3, 3.2 and 3.3, covenants as follows:

ARTICLE I

DESCRIPTION OF THE PURPOSE OF THE
BONDS AND THE PROJECT

Section 1.1. Purpose of the Bonds. The proceeds of the Bonds will be loaned by the Issuer to the Borrower and used by the Borrower to (i) pay or reimburse the Borrower for payment of the cost of acquiring, constructing and equipping the soy methyl ester processing facility (the “Project”), and (ii) pay certain expenses incurred in connection with the issuance of the Bonds. Such loan will be made to the Borrower pursuant to a Loan Agreement dated as of November 1, 2001 (the “Loan Agreement”) between the Borrower and the Issuer. A breakdown of sources and uses of funds is attached hereto as Exhibit A.

Section 1.2. Description of the Project. The Project consists of manufacturing facilities and facilities that are directly related and ancillary to manufacturing facilities. The Project will consist of the acquisition, construction and equipping of a soy methyl ester processing facility at 506 First Street, Ralston, Iowa. No more than 25% of the net proceeds of the Bonds will be used to provide such ancillary facilities.

Section 1.3. Acquisition, Construction and Equipping of the Project. The Borrower reasonably expects that it will, within six months of the Closing, incur one or more substantial binding obligations (not subject to contingencies within the control of the Issuer, any agency, department or division of the Issuer, the Borrower or any related person to the Borrower within the meaning of Section 144(a)(3) of the Code (a “Related Person”)) to other persons or entities to expend, for the acquisition, construction or equipping of the Project, amounts which in the aggregate are not less than Five Percent (5%) of the Sale Proceeds of the Bonds. The Borrower further reasonably expects that the work of acquiring, constructing and equipping the Project and the expenditure of Bond proceeds will continue to proceed with due diligence through no later than November 1, 2004, at which time it is anticipated that all original proceeds of the Bonds and investment earnings thereon will have been spent.

It is expected that the Bond proceeds deposited into the Series 2001 Project Account of the Project Fund created pursuant to the Indenture (herein the “Project Fund”), including Investment Proceeds earned from investment of the Project Fund, will be spent to pay costs of the Project and a portion of the costs of issuing the Bonds in accordance with the estimated drawdown schedule contained in Exhibit C.

Section 1.4. No Replacement Proceeds, Sinking or Pledged Funds. (a) Except as otherwise provided in Sections 2.1 and 2.2 hereof, and except for the Loan Agreement, after the issuance of the Bonds on this date, neither the Issuer, the Borrower nor any Related Person to the Issuer or the Borrower has on hand any property, including cash and securities (“Property”) that is legally required or otherwise restricted (no matter where held or the source thereof) to be used, directly or indirectly, for the purposes for which the Bonds are being issued.

(b) Except as otherwise provided in Sections 2.1 and 2.2 hereof, neither the Issuer, the Borrower nor any Related Person to the Issuer or the Borrower has established or expects to establish any Replacement Proceeds. The Borrower acknowledges that Gross Proceeds includes any Sale Proceeds and Investment Proceeds of the Bonds and that the investment of such amounts are subject to certain yield limitations as described in Section 4.2 hereof.

(c) Except as otherwise provided in Sections 2.1 and 2.2 hereof, no Property has been or is expected to be pledged or otherwise restricted (no matter where held or the source thereof) to provide reasonable assurance, in the event the Issuer, the Borrower or any Related Person to the Issuer or the Borrower encounters financial difficulty, of its availability to be used, directly or indirectly, for the payment of amounts due or to become due on the Bonds, the Loan Agreement or any credit enhancement or liquidity device relating to the foregoing, and no compensating balance, liquidity account, negative pledge or similar arrangement exists with respect to, in any way, the Bonds, the Loan Agreement or any credit enhancement or liquidity device relating to the foregoing.

(d) The term of the Bonds is not longer than is reasonably necessary for the governmental purposes of the Bonds, in that the weighted average maturity of the Bonds does not exceed one hundred twenty percent (120%) of the average reasonably expected life of the Project financed by the Bonds.

Section 1.5. Investment of Bond Proceeds. Except as permitted with respect to temporary investments, no portion of the Bonds is being issued for the purpose of investing the proceeds thereof at a yield higher than the Yield on the Bonds. No more than 50% of the proceeds of the Bonds are or will be invested in investments having a yield that is substantially guaranteed for four years or more.

Section 1.6. Hedges. Neither the Issuer, the Borrower nor any Related Person to the Issuer or the Borrower has entered into or, without first obtaining an opinion of Bond Counsel that such hedge will not adversely effect the tax exempt status of the Bonds, will enter into any hedge entered into to reduce the risk of interest rate changes with respect to the Bonds or the Loan Agreement. The Issuer and the Borrower acknowledge that any such swap agreement could affect the calculation of Bond Yield under the Regulations.

Section 1.7. Reimbursement. Except as identified below, none of the proceeds of the Bonds will be allocated to expenditures paid prior to the date of Closing.

The Issuer and the Borrower are allocating a portion of the Bond proceeds to expenditures paid by the Borrower prior to Closing (the “Reimbursed Expenditures”) in connection with the acquisition, construction and equipping of the Project in the amounts indicated on the requisition for disbursement of moneys in the Project Fund to be submitted by the Borrower to the Trustee within 30 days from the date hereof (the “Requisition”), and will, after such allocation, treat such proceeds as being spent. In support of such allocation, the Borrower represents and covenants and the Issuer (as to subparagraph (d) only) represents and covenants as follows:

(a) Certain Reimbursed Expenditures (the “Preliminary Expenditures”) relate to architectural, engineering, surveying, soil testing, Bond issuance and similar costs that were incurred prior to commencement of the acquisition, construction, installation or equipping of the Project and do not include any costs related to land acquisition, site preparation and similar costs incident to commencement of construction.

(b) The amount of Preliminary Expenditures does not exceed 20% of the proceeds received from the sale of the Bonds (not including any investment earnings thereon) being used to finance the Project with respect to which the Preliminary Expenditures were incurred.

(c) Except as described in (i) below, in the case of Reimbursed Expenditures other than the Preliminary Expenditures, the Issuer declared an official intent to reimburse such Expenditures not later than 60 days after the date such Reimbursed Expenditures were paid.

(d) At the time the official intent described in (c) above was declared, the Borrower and the Issuer reasonably expected (based on information supplied by the Borrower, upon which the Issuer believed it was reasonable and prudent to rely) to reimburse the Reimbursed Expenditures related thereto with the proceeds of a future borrowing.

(e) The Issuer and the Borrower hereby allocate Bond proceeds in the amount indicated on the Requisition to reimburse the Reimbursed Expenditures (the “Reimbursement Allocation”). Except as described in (i) below, and except in the case of Preliminary Expenditures, this Reimbursement Allocation is being made within 18 months after the later of (i) the date on which the Reimbursed Expenditure was paid, or (ii) the date on which the property relating to the Reimbursed Expenditure was placed in service or abandoned, but in no event more than three years after the Reimbursed Expenditure was paid. “Placed in service” for purposes of this subsection (e) means the date on which, based on all the facts and circumstances, (i) a facility has reached a degree of completion which would permit its operation at substantially its design level, and (ii) the facility is, in fact, in operation at such level.

(f) All Reimbursed Expenditures represent (i) costs of a type that are properly chargeable to a capital account under the Code (or would be so chargeable with a proper election) under general federal income tax principles or (ii) costs of issuance of the Bonds.

(g) Funds corresponding to Gross Proceeds used to reimburse a Reimbursed Expenditure will not be used within one year after making any Reimbursement Allocation in a manner that results in the creation of Replacement Proceeds of the Bonds or any other issue. The preceding sentence does not apply to amounts deposited in a bona fide debt service fund.

(h) No Reimbursement Allocation will employ any action that (A)(i) enables the Issuer, the Borrower or any Related Person to either of them to exploit the difference between tax-exempt and taxable interest rates to obtain a material financial advantage, and (ii) overburdens the tax-exempt bond market to avoid arbitrage restrictions, or (B) avoids the restrictions under Section 142 through 147 of the Code.

(i) The restrictions in (c) and (e) above do not apply to (i) costs of issuance of the Bonds and (ii) an amount not in excess of the lesser of $100,000 or 5% of the proceeds of the Bonds.

(j) The face amount of the Bonds allocated to the Borrower as a Test-Period Beneficiary, when increased by other tax-exempt facility related bonds outstanding at Closing and also allocated to the Borrower as a Test-Period Beneficiary, does not and will not exceed $40,000,000; and the Borrower will not permit any other person or entity to become an owner or other “principal user” of the Project if such person or entity is or will be a Test-Period Beneficiary to whom is allocated other tax-exempt facility related bonds outstanding at Closing which other tax-exempt facility related bonds, together with the face amount of the Bonds allocated to such Test-Period Beneficiary, exceed $40,000,000, all within the meaning of Section 144(a)(10) of the Code.

Section 1.8. No Excess Proceeds. Proceeds of the Bonds are not reasonably expected to exceed the amount required for the governmental purposes of the Bonds set forth in Section 1.1 hereof.

Section 1.9. Representations of the Borrower. The Borrower makes the following representations, understanding, after such consultation with such legal counsel as deemed appropriate, that the exclusion from gross income of interest on the Bonds for federal income tax purposes is dependent on the accuracy and truthfulness of such representations:

(a) At least ninety-five percent (95%) of the net proceeds of the Bonds will be used to pay the costs of acquiring, constructing or equipping the Project.

(b) The Borrower is not a Principal User or a Related Person with respect to any facilities located in the State of Iowa which were financed with the proceeds of Tax-Exempt Obligations other than the Bonds pursuant to the Indenture.

(c) The Borrower is the only Principal User for the Project and there are no Related Persons to the Borrower.

(d) As of the issue date of the Bonds, there are no outstanding qualified small issue bonds issued by any issuer, the proceeds of which were used primarily for facilities located in the same municipality as the Project, or in the same county (but not in any incorporated municipality) as the Project, and the Principal User of such facilities and the Principal User of the Project are the same or are Related Persons.

(e) The sum of (1) the issue price of the Bonds, plus (2) the capital expenditures paid or incurred in the three-year period beginning three years before the issue date of the Bonds does not exceed $10,000,000.

(f) The Borrower covenants not to allow the sum of (1) the face amount of the Bonds, plus (2) the capital expenditures paid or incurred in the three-year period beginning three years before the issue date of the Bonds, plus (3) the capital expenditures to be paid or incurred in the period beginning on the issue date of the Bonds and ending three years after the Issue Date, to exceed $10,000,000.

(g) As determined by the Underwriter and certified by the Underwriter in Exhibit B attached hereto, the average weighted maturity of the Bonds is not greater than 14.96 years. The Borrower represents that the average reasonably expected economic life (determined as of the date hereof) of those portions of the Project financed with proceeds of the Bonds is 14.52 years. Thus, the average maturity of the Bonds does not exceed one hundred twenty percent (120%) of the average reasonably expected life (determined as provided on Exhibit D attached hereto as of the date hereof) of the facilities financed with proceeds of such obligations within the meaning of Section 147(b) of the Code.

(h) Within the meaning of Section 147(c) of the Code, no portion of the proceeds of the Bonds will be used (directly or indirectly) for the acquisition of land (or an interest therein) to be used for farming purposes and not more than twenty-five percent (25%) of the net proceeds of such obligations will be used (directly or indirectly) for the acquisition of any other land (or interest therein).

(i) Within the meaning of Section 147(d) of the Code, to the extent any portion of the proceeds of the Bonds will be used for costs of the acquisition of any property (or an interest therein) and the first use of such property was not pursuant to such acquisition, within two years following the date of issuance of the Bonds rehabilitation expenditures will be incurred with respect to such property in an amount not less than fifteen percent (15%) (one hundred percent (100%) in the case of property not constituting a building (and equipment therefor)) of the portion of such costs financed with proceeds of the Bonds. (The term “rehabilitation expenditures” means any amount properly chargeable to the capital account which is incurred by the person acquiring the building or property (or additions or improvements to property) in connection with the rehabilitation of the building. In the case of an integrated operation contained in a building before its acquisition, such terms include rehabilitating existing equipment in such building or replacing it with equipment having substantially the same function.)

(j) No portion of the Bond proceeds will be used to provide any airplane, sky box or other private luxury box, health club facility, facility primarily used for gambling, or store the principal business of which is the sale of alcoholic beverages for consumption off premises, all within the meaning of Section 147(e) of the Code.

(k) No portion of the proceeds of the Bonds will be used to provide residential real property for family units. In addition, no portion of the proceeds of the Bonds will be used to finance a single building, an enclosed shopping mall, or a strip of offices, stores, or warehouses using substantial common facilities that is financed by another tax exempt issue.

(1) No more than two percent (2%) of the proceeds of the Bonds will be used to finance costs of issuance of the Bonds within the meaning of Section 147(g) of the Code.

(m) The Borrower will not use the proceeds of the Bonds in such a manner as to cause the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code.

(n) The Borrower shall cooperate with the Issuer in filing all informational returns required by Section 149(e) of the Code.

(o) No portion of the Bond proceeds will be used to provide the following: any private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice-skating), racquet sport facility (including handball or racquetball court), hot tub facility, suntan facility or racetrack, and no more than 25% of the Bond proceeds will be used to provide a facility the primary purpose of which is one of the following: retail food and beverage services, automobile sales or service, or the provision of recreation or entertainment, within the meaning of Section 144(a)(8) of the Code.

(p) Notwithstanding any other provisions of this Agreement to the contrary, the Borrower shall not otherwise use any of the Bond proceeds or take or fail to take any action the effect of which would cause interest on the Bonds to be included in gross income of the holders thereof for federal income tax purposes.

Section 1.10. Representations of the Issuer. The Issuer makes the following representations, understanding, after such consultation with such legal counsel as deemed appropriate, that the exclusion from gross income of interest on the Bonds for federal income tax purposes is dependent on the accuracy and truthfulness of such representations:

(a) The Issuer has elected to apply Code §144(a)(4) (relating to capital expenditures and the $10,000,000 limit) to the Bonds.

(b) In connection with the issuance of the Bonds, the Issuer held a public hearing as required under Code §147(f) regarding the proposed issuance of the Bonds, on November 7, 2001, after publishing notice of the hearing in The Des Moines Register on October 24, 2001 and in The Times Herald (of Carroll, Iowa) on October 24, 2001. The notice advised the public that a public hearing would be held on November 7, 2001, to discuss the proposed issuance of the Bonds and that interested parties would have an opportunity to express their views at that hearing. The hearing was open to the public, and those present were invited to express their views relating to the issuance of the Bonds and the proposed use of the Bond proceeds. On November 7, 2001, after the public hearing, the Issuer duly adopted a resolution authorizing and approving the issuance of the Bonds. On November 13, 2001, after the public hearing, the Governor of the State of Iowa executed his certificate authorizing and approving the issuance of the Bonds. An affidavit of publication of the notice of the hearing, minutes of the public hearing, and a copy of the Bond Resolution are contained in the Transcript.

ARTICLE II

USE OF PROCEEDS;
DESCRIPTION OF FUNDS

Section 2.1. Use of Proceeds; Funds Established.

(a) The Bond proceeds will be used as follows:

Original Proceeds of the Bonds	Application

Sale Proceeds:	$5,000,000 (representing the Sales Proceeds of the Bonds) to the Trustee to be deposited in the Project Fund.

(b) The Bond Fund created pursuant to the Indenture (herein the “Bond Fund”), the Project Fund created pursuant to the Indenture, and the Rebate Fund created pursuant to the Indenture (herein the “Rebate Fund”), are the only funds or accounts created under the Indenture.

(c) No more than $100,000 (representing two percent (2%) of the proceeds of the Bonds) of issuance costs will be paid from the Project Fund, which is comprised of Bond proceeds. All issuance costs, if any, with respect to the Bonds in excess of such amount will be paid by the Borrower from a source other than tax-exempt financing.

(d) Loan Payments by the Borrower under the Loan Agreement will be paid either directly by the Borrower to the financial institution issuing a Credit Facility to reimburse such financial institution for amounts deposited in the Bond Fund pursuant to the Credit Facility that it issued, or directly by the Borrower to the Trustee for deposit into the Reimbursement Account in the Bond Fund.

(e) The Borrower’s obligations to reimburse the financial institution for amounts deposited in the Bond Fund pursuant to the Credit Facility will be governed by the terms and conditions of the Reimbursement Agreement and Loan Agreement and will be secured by collateral described in the Reimbursement Agreement.

Section 2.2. Purpose of Bond Fund. The Bond Fund will be used primarily to achieve a proper matching of revenues and earnings with debt service in each year ending December 31. Other than any amounts being held to pay principal of matured Bonds that have not been presented for payment, it is reasonably expected that any moneys deposited in the Bond Fund will be spent within the 12-month period beginning on the date of deposit therein (or in any other fund under the Indenture, if earlier). Other than any amounts being held to pay principal of matured Bonds that have not been presented for payment, it is reasonably expected that the Bond Fund will be depleted at least once a year, except for a reasonable carry over amount not to exceed the greater of (i) the earnings on the investment of moneys in the Bond Fund for the immediately preceding bond year, or (ii) one-twelfth (1/12th) of the principal and interest payments on the Bonds for the immediately preceding bond year. Any earnings from the investment of amounts in the Bond Fund retained therein will be spent within a one-year period beginning on the date of receipt of such investment earnings.

ARTICLE III

COMPLIANCE WITH SECTION 148(f)
OF THE CODE; PERMITTED INVESTMENTS

Section 3.1. Compliance with Section 148(f) of the Code.

(a) The Borrower covenants and agrees to take such actions and make, or cause to be made, all calculations, transfers and payments that may be necessary to comply with the rebate requirements contained in Section 148(f) of the Code with respect to the Bonds. The Borrower will make, or cause to be made, rebate payments in accordance with law with respect to the Bonds.

(b) Based in part upon representations made by the Underwriter in the Certificate of Underwriter attached hereto as Exhibit B, the Borrower has determined that, for purposes of computing any rebate payments required to be made with respect to the Bonds, each of the Letter of Credit and the Confirming Letter of Credit is a Qualified Guarantee.

Section 3.2. Records. The Trustee (to the extent required by the Indenture and except as hereinbelow limited) and/or the Borrower shall keep and retain or cause to be kept and retained, until the date six years after the date of retirement of the Bonds, the following records with respect to the investment of all Gross Proceeds and amounts in the Rebate Fund, if any: (i) purchase price, (ii) purchase date, (iii) type of investment, (iv) accrued interest paid, (v) interest rate (if applicable), (vi) principal amount, (vii) maturity date, (viii) interest payment date (if applicable), (ix) date of liquidation, and (x) receipt upon liquidation. If any investment becomes Gross Proceeds of the Bonds on a date other than the date such investment is purchased, the records required to be kept by the Trustee shall include the fair market value of such investment on the date it becomes Gross Proceeds, and the Trustee shall maintain such records as to fair market value. If any investment is retained after the date the last Bond is retired, the records required to be kept by the Trustee shall include the fair market value of such investment on the date the last Bond is retired. Amounts will be segregated wherever held in order to maintain these records. Any provisions of the Indenture or this Agreement to the contrary notwithstanding, the obligations of the Trustee with respect to the keeping of records shall extend only to amounts which are on deposit with it under the Indenture or in the Rebate Fund. Upon request by the Issuer, the Borrower and the Trustee as appropriate, shall provide the Issuer with a copy of such records.

Section 3.3. Permitted Investments; Certificates of Deposit and Investment Agreements. Except as provided in the next sentence, all amounts that constitute Gross Proceeds shall be invested at all times to the greatest extent practicable, and no amounts may be invested in zero yield investments other than obligations of the United States purchased directly from the United States. In the event moneys cannot be invested, other than as provided in this sentence, due to the denomination, price or availability of investments, the Borrower may invest or direct the investment of all such amounts in an interest bearing deposit of a bank with a yield not less than that paid to the general public or such amounts shall be held uninvested as cash to the minimum extent necessary.

If the Borrower shall direct the investment (and the Trustee shall not be obligated to invest moneys until directed by an Authorized Borrower Representative) of Gross Proceeds in the following investments, it shall do so only in accordance with the following provisions:

(a) Investments in certificates of deposit of banks or savings and loan associations that have a fixed interest rate, fixed payment schedules and substantial penalties for early withdrawal shall be made only if (A) the yield on the certificate of deposit (i) is not less than the yield on reasonably comparable direct obligations of the United States, and (ii) is not less than the highest yield that is published or posted by the provider to be currently available from the provider on comparable certificates of deposit offered to the public, or (B) the investment is an investment in a Guaranteed Investment Contract and qualifies under (b) below.

(b) Investments in Guaranteed Investment Contracts shall be made only if (i) a bona fide solicitation is made for a specified Guaranteed Investment Contract and at least three bona fide written bids from different providers that have no material financial interest in the Bonds (e.g., as Underwriters or brokers) are received, (ii) the highest-yielding Guaranteed Investment Contract for which a qualifying bid is made (determined net of broker’s fees) is purchased, (iii) the yield on the Guaranteed Investment Contract (determined net of broker’s fees) is not less than the yield then available from the provider on reasonably comparable Guaranteed Investment Contracts, if any, offered to other persons from a source of funds other than gross proceeds of tax-exempt bonds, (iv) the determination of the terms of the Guaranteed Investment Contract takes into account as a significant factor the Borrower’s reasonably expected drawdown schedule for the amounts to be invested, exclusive of amounts deposited in debt service funds and reasonably required reserve or replacement funds, (v) the terms of the Guaranteed Investment Contract, including collateral security requirements, are reasonable, and (vi) the obligor on the investment contract certifies those administrative costs (as defined in Section 1.148-5(e) of the Regulations) that it is paying or expects to pay to third parties in connection with the Guaranteed Investment Contract.

The Borrower shall direct the Trustee to buy and sell all investments of Gross Proceeds at fair market value. The fair market value of an investment is the price at which a willing buyer would purchase the investment from a willing seller in a bona fide, arm’s length transaction. Except as described in (a) or (b) above and except for United States Treasury obligations that are purchased directly from the United States Treasury, no investment of a type that is not traded on an established securities market, within the meaning of Section 1273 of the Code, will be purchased with Gross Proceeds. In general, an “established securities market” includes: (i) property that is listed on a national securities exchange, an interdealer quotation system or certain foreign exchanges, (ii) property that is traded on a Commodities Futures Trading Commission designated board of trade or an interbank market, (iii) property that appears on a quotation medium, and (iv) property for which price quotations are readily available from dealers and brokers. A debt instrument is not treated as traded on an established market solely because it is convertible into property which is so traded.

An investment of Gross Proceeds in an External Commingled Fund shall be made only to the extent that such investment is made without an intent to reduce the amount to be rebated to the United States Government or to create a smaller profit or a larger loss than would have resulted if the transaction had been at arm’s length and had the rebate or Yield restriction requirements not been relevant. An investment of Gross Proceeds shall be made in a Commingled Fund other than an External Commingled Fund only if the investments made by such Commingled Fund satisfy the provisions of this Section 3.3.

Section 3.4. Debt Service under the Loan Agreement. Loan Payments under the Loan Agreement exactly equal debt service payments on the Bonds. The earnings and profits of any temporary investment of proceeds of the Bonds held under the Indenture will accrue to the Borrower and not to the Issuer. It is not expected that the Borrower will make any deposits sooner than necessary under the Indenture.

Except for (a) the receipt of payments under the Loan Agreement as described above, (b) the payment of the costs of issuance relating to the Bonds, (c) the payment of fees and expenses of the Trustee, (d) the payment of the fees of the Issuer, and (e) the payment of remarketing fees, no consideration, in cash or in kind, is being or will be paid by any person to any person in connection with or relating to issuing, carrying or redeeming the Bonds or issuing, carrying or repaying the amounts owing under the Loan Agreement.

ARTICLE IV

YIELD AND YIELD LIMITATIONS

Section 4.1. Issue Price. The Underwriter has certified in Exhibit B, among other things, that the first offering price at which it sold at least ten percent of each maturity of the Bonds is 100% of the principal amount thereof, plus accrued interest, if any.

Section 4.2. Yield Limits.

(a) All Gross Proceeds, to the extent not exempted in (b) below, shall be invested at market prices and at a yield (after taking into account any yield reduction payments to the extent permitted by and made pursuant to Section 1.148-5(c) of the Regulations) not in excess of the Yield on the Bonds.

(b) Subject to Section 4.2(c), any and all of the following may be invested without yield restriction:

(i) amounts invested in Tax Exempt Obligations (to the extent permitted by the Indenture);

(ii) amounts held in the Bond Fund (including any investment earnings derived from such amounts) that have not been on deposit under the Indenture for more than 13 months, so long as the Bond Fund continues to qualify as a bona fide debt service fund as described in Section 2.2 hereof;

(iii) amounts in the Project Fund prior to the earlier of payment of all expenses to be paid from that fund or three years from the Closing;

(iv) all amounts derived from the investment of Gross Proceeds held in the Bond Fund, other than amounts derived from investment of proceeds held in the Bond Fund and the Project Fund during the periods described in (ii) and (iii) above, for a period of one year after the date received;

(v) all other amounts not described in (i) through (iv) above for the first 30 days after they become Gross Proceeds; and

(vi) an amount not to exceed the lesser of 5% of the proceeds of the Bonds or $100,000.

(c) At no time during any bond year may the amount of Gross Proceeds (except for amounts described in Sections 4.2(b)(i), (ii) and (iii) of this Agreement) invested with a yield higher than the yield on the Bonds exceed 150 percent of the debt service on the Bonds for the bond year. The aggregate amount of Gross Proceeds (except for amounts described in Section 4.2(b)(i), (ii) and (iii) of this Agreement) invested at a yield higher than the yield on the Bonds must be promptly and appropriately reduced (as described in the Regulations) as the amount of outstanding Bonds is reduced.

Section 4.3. Continuing Nature of Yield Limits. Subject to Section 6.5, once moneys are subject to the yield limits of Section 4.2, they remain yield restricted until they cease to be Gross Proceeds.

ARTICLE V

DEFINITIONS

“Agreement” means this Tax Regulatory Agreement.

“Bond Counsel” means Hemmer, Spoor, Pangburn, DeFrank & Kasson PLLC, or any other nationally recognized firm of attorneys experienced in the field of municipal bonds whose opinions are generally accepted by purchasers of municipal bonds which is acceptable to the Issuer, the Borrower and the Trustee.

“Closing” means the date of this Agreement, which is the date on which the Issuer is receiving the purchase price for the Bonds and is not earlier than the date on which interest is beginning to accrue on the Bonds for federal income tax purposes.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commingled Fund” means any fund or account containing both Gross Proceeds and an amount in excess of $25,000 that are not Gross Proceeds if the amounts in the fund or account are invested and accounted for, collectively, without regard to the source of funds deposited in the fund or account. An open-ended regulated investment company under Section 851 of the Code is not a Commingled Fund.

“Confirming Letter of Credit” means an irrevocable letter of credit issued by Bayerische Hypo- und Vereinsbank AG, New York Branch (the “Confirming Bank”) under the terms of which the Trustee will be entitled to draw, in accordance with its terms, an amount sufficient to pay (a) principal of the Bonds when due or the portion of the purchase price of Project Bonds corresponding to the principal amount thereof, and (b) interest on the Bonds or the portion of the purchase price of Bonds corresponding to accrued interest thereon.

“Control” means the possession, directly or indirectly through others, of either of the following discretionary and non-ministerial rights or powers over another entity:

(a) to approve and to remove without cause a controlling portion of the governing body of a Controlled Entity; or

(b) to require the use of funds or assets of a Controlled Entity for any purpose.

“Controlled Entity” means any entity or one of a group of entities that is subject to Control by a Controlling Entity or group of Controlling Entities.

“Controlled Group” means a group of entities directly or indirectly subject to Control by the same entity or group of entities, including the entity that has the Control of the other entities.

“Controlling Entity” means any entity or one of a group of entities directly or indirectly having Control of any entities or group of entities.

“External Commingled Fund” means a Commingled Fund in which the Issuer, the Borrower and all Related Persons to the Issuer and the Borrower own, in the aggregate, not more than ten percent of the beneficial interests.

“Gross Proceeds” means (a) amounts actually or constructively received from the sale of the Bonds, including amounts used to pay Underwriters’ discount or compensation and accrued interest (other than accrued interest for a period not greater than one year before Closing and paid within one year after the Closing), (b) all amounts in the Bond Fund and the Project Fund, (c) any amounts derived from the sale of any right that is part of the terms of a Bond or is otherwise associated with a Bond, (d) any other Replacement Proceeds, and (e) amounts actually or constructively received from the investment and reinvestment of amounts described above.

“Guaranteed Investment Contract” means (i) any investment that has specifically negotiated withdrawal or reinvestment provisions and a specifically negotiated interest rate, and (ii) any agreement to supply investments on two or more future dates (e.g., a forward supply contract).

“Investment Proceeds” means any amounts actually or constructively received from investing any proceeds of the Bonds.

“Letter of Credit” means the letter of credit issued by CoBank, ACB on the date of Closing guaranteeing the payment of principal, premium and interest on the Bonds.

“Loan Agreement” means the Loan Agreement, dated as of November 1, 2001, between the Issuer and the Borrower with respect to the loan of the proceeds of the Bonds.

“Permitted Proceeds” means all payments pursuant to the Loan Agreement to pay principal of and premium, if any, and interest on the Bonds.

“Principal User” means (a) a principal owner, defined as a person who holds more than a 10% ownership interest (by value) in the Project, or, if no person owns more than 10%, then the person who holds the largest ownership interest in the Project; (b) a principal lessee, defined as a person who leases more than 10% of the Project (disregarding portions used under a short-term lease of one year or less), determined by reference to the fair rental value of the Project; or (c) any other principal user, such as a principal customer, or any person who enjoys a use of the Project (other than short-term use) in a degree comparable to the enjoyment of a principal owner or principal lessee. Regarding the fair rental value in clause (b) above, fair rental value may be measured in terms of leased area.

“Project Certificate” means the Project Certificate, dated the date hereof, executed by the Borrower in connection with the Bonds.

“Qualified Guarantee” means a guarantee of the payment of principal and interest payable on the Bonds with respect to which all of the following requirements are satisfied:

(a) As of the date the guarantee is obtained, it is reasonably expected that the present value of the fees to be paid for the guarantee is less than the present value of the expected interest savings on the Bonds resulting from the guarantee. For this purpose, present value is computed using the yield on the Bonds, determined with regard to guarantee payments, as the discount rate.

(b) The guarantee is a guarantee in substance, and imposes a secondary liability that unconditionally shifts to the guarantor substantially all of the credit risk for all or part of the payments on the Bonds. For this purpose, a guarantee is not treated as being conditional if (i) the guarantee is subject to reasonable procedural or administrative requirements or (ii) in the case of a guarantee against failure to remarket a qualified tender bond, such guarantee is subject to commercially reasonable limitations based on credit risk, such as limitations on payment in the event of default by the primary obligor or the bankruptcy of a long-term credit guarantor.

(c) The guarantor (i) is not a co-obligor on the Bonds and (ii) does not expect to make any payments pursuant to the guarantee other than under a direct-pay letter of credit or similar arrangement for which the guarantor will be reimbursed immediately.

(d) Neither the guarantor nor any Related Person to the guarantor will use more than ten percent (10%) of the Project.

(e) The guarantee fees constitute a reasonable, arm’s-length charge for the transfer of credit risk.

(f) Any fees paid to the guarantor for services other than the transfer of credit risk must be separately stated, reasonable and excluded from the guarantee fee.

“Rebate Fund” means the fund, if any, created in order to ensure compliance with Section 148(f) of the Code.

“Regulations” means United States Treasury Regulations dealing with the tax-exempt bond provisions of the Code.

“Related Person” means (i) in the case of the Issuer, a member of the same Controlled Group as the Issuer, and (ii) in the case of the Borrower, a related person to the Borrower within the meaning of Section 144(a)(3) of the Code.

“Replacement Proceeds” means (a) amounts in debt service funds, redemption funds, reserve funds, replacement funds or any similar funds, to the extent reasonably expected to be used directly or indirectly to pay principal or interest on the Bonds, (b) any amounts for which there is provided, directly or indirectly, a reasonable assurance, in substance, that the amount will be available to pay principal or interest on the Bonds or the obligations under any credit enhancement or liquidity device with respect to the Bonds or the Loan Agreement, even if the Issuer or the Borrower encounters financial difficulties, including any liquidity device or negative pledge to the extent described in Section 1.148-1(c)(3)(ii) of the Regulations, and (c) any other amounts treated as replacement proceeds under Section 1.148-1(c) of the Regulations.

“Sale Proceeds” means any amounts actually or constructively received from the sale of the Bonds, other than pre-issuance accrued interest.

“Tax Exempt Obligations” means (i) obligations described in Section 103(a) of the Code, the interest on which is not includable in the gross income of any owner thereof for federal income tax purposes, (ii) interests in regulated investment companies to the extent that at least 95 percent of the income to the holder of the interest is interest which is not includable in the gross income of any owner thereof for federal income tax purposes, and (iii) certificates of indebtedness issued by the United States Treasury pursuant to the Demand Deposit States and Local Government Series described in 31 C.F.R. part 344.

“Test-Period Beneficiary” means any person who at any time during the “test period” is a Principal User of the Project, including a person who is a Related Person to such Principal User; provided, that a person is treated as a Related Person only if that person is related to the Principal User at any time during the test period, and such Principal User has not ceased to use the Project before the persons became related. A Test-Period Beneficiary does not cease to be a Test-Period Beneficiary if he ceased to use the facility; the portion of the issue allocated to the Test-Period Beneficiary continues to be so allocated until the issue is no longer outstanding. The “test period” for the Bond is the three-year period beginning on the later of the date the Project is placed in service or the Issue Date.

“Yield” or “yield” means that discount rate which when used in computing the present value of all payments of principal and interest paid and to be paid on an obligation (using semi-annual compounding on the basis of a 360-day year or a 365-day year; provided, however, the same convention must be used in computing Yield on the Bonds and yield on all investments) produces an amount equal to its purchase price, including accrued interest. For purposes of computing yield on the Bonds, fees paid and reasonably expected to be paid for any Qualified Guarantee on the Bonds shall be taken into account in the same manner as payments of principal and interest on the Bonds, as set forth in Section 1.148-4(b)(1) of the Regulations. For purposes of computing yield on an investment, administrative costs may be taken into account to the extent permitted by Section 1.148-5(e) of the Regulations, and yield reduction payments may be taken into account to the extent permitted by Section 1.148-5(c) of the Regulations.

ARTICLE VI

CERTIFICATE REGARDING THE PROJECT AND
THE EXPENDITURES OF FUNDS; MISCELLANEOUS

Section 6.1. Certificate Regarding the Project and the Expenditure of Funds. The Borrower covenants that it will take all actions that may be necessary to cause all representations and covenants made by Borrower herein with respect to future events to be true.

Section 6.2. Termination; Interest of Borrower and Issuer in Rebate Fund. This Agreement shall terminate if (a) the Issuer shall have filed with the Trustee and the Borrower a written notice of termination of this Agreement, which notice shall contain a certification that the Bonds have been fully paid and retired, and (b) all amounts remaining on deposit in the Rebate Fund, if any, and any other amounts required to be paid to satisfy the requirements of Section 148(f) of the Code shall have been paid to or upon the order of the United States; provided, however, that if the amount then on deposit in the Rebate Fund exceeds the amount required to be paid therefrom to the United States, such excess amount shall be paid over and distributed, to the Borrower. Notwithstanding the foregoing, the provisions of Section 3.2 hereof shall not terminate until the sixth anniversary of the date the Bonds are fully paid and retired.

The parties hereto recognize that amounts, if any, on deposit in the Rebate Fund are held for payment to the United States Treasury. The foregoing notwithstanding, the Borrower and the Issuer shall be deemed to have an interest in such amounts to the extent such amounts represent amounts available to satisfy the obligation of the Issuer and the Borrower to rebate certain amounts to the United States Treasury.

Section 6.3. No Sale of Project. No portion of the Project is expected to be sold or otherwise disposed of prior to maturity of the Bonds, except as otherwise contemplated or permitted by the Loan Agreement.

Section 6.4. No Federal Guarantee. Except as permitted by Section 149(b) of the Code, the Bonds will not be federally guaranteed within the meaning of Section 149(b) of the Code.

Section 6.5. Future Events. The Issuer and the Borrower acknowledge that any changes in facts or expectations from those set forth herein may result, in different yield restrictions or rebate requirements and agree that Bond Counsel will be contacted if such changes do occur.

Section 6.6. Permitted Changes; Opinion of Bond Counsel. The yield restrictions contained in Section 4.2 or any other restriction or covenant contained herein need not be observed or may be changed if the Issuer, the Trustee and the Borrower receive an opinion of Bond Counsel to the effect that such nonobservance or change will not adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes.

Section 6.7. Severability. If any clause, provision or section of this Agreement is ruled invalid by any court of competent jurisdiction, the invalidity of such clause, provision or section shall not affect any of the remaining clauses, sections or provisions hereof.

Section 6.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 6.9. Notices. All notices, demands, communications and requests which may or are required to be given hereunder or by any party hereto shall be deemed given on the date on which the same shall have been mailed by registered or certified mail, postage prepaid, addressed as follows:

If to the Issuer:

Iowa Finance Authority
100 East Grand Avenue, Suite 250
Des Moines, Iowa 50309
Attn: Mr. Michael L. Tramontina
Fax: (515) 242-4957

If to the Borrower:

InterWest, L.C.
506 First Street
Ralston, Iowa 51459
Attn: Ms. Linda Buss
Fax: (712) 667-3215

If to the Trustee:

Wells Fargo Bank Northwest, National Association
Corporate Trust Department
1300 SW Fifth Avenue, 11th Floor
MAC P6101-114
Portland, Oregon 97201
Attn: Ms. Doreen K. Rowe
Fax: (503) 886-3300

Notice given by facsimile will be effective immediately. Notice given by regular U.S. mail will be effective two (2) days from the date of posting. The Issuer and the Borrower may, by notice given to the other, designate any different addresses to which subsequent notices, demands, requests or communications shall be sent.

Section 6.10. Successors and Assigns. The terms, provisions, covenants and conditions of this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Issuer, the Borrower and the Trustee.

Section 6.11. Headings. The headings of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

Section 6.12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa.

Section 6.13. Tax Exempt Status of Bonds. The Issuer and the Borrower shall take all steps necessary to comply with the requirements hereunder in order to ensure that interest on the Bonds is not includable in the gross income of owners thereof for federal income tax purposes under the Code; provided, however, compliance with any such requirement shall not be required in the event the Issuer and the Borrower receive an opinion of Bond Counsel to the effect that either (i) compliance with such requirement is not required to maintain the exclusion from gross income of interest on the Bonds, or (ii) compliance with some other requirement will meet the requirements of the Code. In the event the Issuer and the Borrower receive such opinion of Bond Counsel, the Issuer and the Borrower agree to take such actions necessary to comply with the requirements set forth in such opinion.

Section 6.14. No Common Plan of Financing. Except for the Bonds, no bonds or other obligations issued by or on behalf of a state or political subdivision which are reasonably expected to be paid out of substantially the same source of funds as the Bonds or will be paid directly or indirectly from the proceeds of the Bonds were or will be sold (within the meaning of Section 1.150T-1(c) of the Regulations) during the period commencing fifteen days prior to November 15, 2001 and ending fifteen days after that date.

Section 6.15. Expectations. The facts, estimates and circumstances presented by the Borrower and other persons, together with the expectations of the Borrower as to future events, as set forth in this Agreement, are true and are not incomplete in any material respect. On the basis of the facts and estimates contained herein, the undersigned have adopted the expectations contained herein. On the basis of such facts, estimates, circumstances and expectations, and based on the knowledge, information and belief of the undersigned, it is not expected that the proceeds from the sale of the Bonds or any other moneys or property will be used in a manner that will cause the Bonds to be arbitrage bonds within the meaning of Section 148 of the Code and the Regulations. Such expectations are reasonable and there are no other facts, estimates and circumstances that would materially change such expectations. The representations set forth in this Section 6.15 are representations of the Borrower only and not of the Issuer or the Trustee. Furthermore, the representations, covenants and agreements elsewhere herein are not representations, covenants or agreements of the Issuer or the Trustee unless specifically so stated. Neither the Issuer nor the Trustee shall be bound to make any investigation into the facts of matters stated in any such documents referred in this Agreement, and shall perform only such duties and take only such actions as are expressly set forth herein.

Section 6.16. Form 8038 Information. The Borrower understands that the tax exempt status of the Bonds is maintained only if the Issuer files the Information Return for Private Activity Note Issues (Form 8038) with the Internal Revenue Service with respect to the Bonds. The information requested on Exhibit E attached hereto is needed for the purpose of making such filing. The Borrower confirms that the information on Exhibit E is true and correct.

IN WITNESS WHEREOF, the parties hereto have caused this Tax Regulatory Agreement to be executed in their respective names by their duly authorized officers, all as of the day first above written.

INTERWEST, L.C.,
an Iowa domestic limited liability company

By:	/s/ NILE RAMSBOTTOM
Nile Ramsbottom
President

IOWA FINANCE AUTHORITY

By:	/s/ MICHAEL L. TRAMONTINA
Michael L. Tramontina
Executive Director

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION

By:	/s/ DOREEN K. ROWE
Doreen K. Rowe
Vice President

EXHIBIT A

SOURCES OF FUNDS; EXPENDITURES

SOURCES:

Principal of Bonds	$5,000,000

TOTAL	$5,000,000

EXPENDITURES:

Construction Costs of Project	$4,900,000
Costs of Issuance	100,000

TOTAL	$5,000,000

A-1

EXHIBIT B
(to the Tax Exemption Certificate and Agreement)

CERTIFICATE OF UNDERWRITER

The undersigned, on behalf of and for W.R. Taylor & Company, LLC (the “Underwriter”), does hereby certify as follows:

1. The Underwriter, Iowa Finance Authority (the “Issuer”) and InterWest, L.C. (the “Borrower”) have executed a placement agreement (the “Bond Purchase Agreement”) on the date hereof (the “Sale Date”), concerning the sale by the Issuer of its $5,000,000 Iowa Finance Authority Variable Rate Demand Industrial Development Revenue Bonds (InterWest, L.C. Project), Series 2001 (the “Bonds”).

2. The Underwriter hereby confirms that the initial price at which more than ten percent of each maturity of the Bonds have been sold to the public (not including bond houses and brokers or similar persons or organizations acting in the capacity of Underwriters or wholesalers) is equal to 100% of the principal amount thereof.

3. All of the Bonds have been sold to the public (excluding bond houses, brokers or similar persons or organizations acting in the capacity of Underwriters, Underwriters or wholesalers) at 100% of the principal amount thereof. The sale price of the Bonds, i.e. 100% of the principal amount thereof, is not greater than the fair market value of the Bonds as of the Sale Date.

4. The Underwriter will receive an underwriting fee of $62,500 with respect to or related to the issuance of the Bonds.

5. The present value of the fees to be paid for the transfer of credit risk to CoBank, ACB (the “Bank”) and Bayerische Hypo- und Vereinsbank AG, New York Branch (the “Confirming Bank”), as providers of an irrevocable direct-pay letter of credit and an irrevocable confirming letter of credit which guarantee the payment of principal and interest on the Bonds, or to any successor guarantor, is less than the present value of the interest savings on the Bonds resulting from such guarantee, using the yield on the Bonds (determined with regard to such guarantee fee payments) as the discount rate for purposes of determining such present values.

6. In the experience of the Underwriter, the fees to be paid to the Bank and the Confirming Bank represent a reasonable, arm’s-length charge for the transfer of credit risk with respect to the Bonds.

7. The weighted average maturity (determined in accordance with Section 147(b) of the Code) of the Bonds is 14.96 years.

W.R. TAYLOR & COMPANY, LLC

Dated: November 15, 2001	By
Robbins Taylor, Jr.
President

B-1

EXHIBIT C

ESTIMATED DRAWDOWN SCHEDULE

Quarter/Year	Costs

Fourth Quarter, 2001	$800,000

First Quarter, 2002	$1,500,000

Second Quarter, 2002	$2,100,000

Third Quarter, 2002	$600,000

Total	$5,000,000

C-1

EXHIBIT D

COMPUTATION OF AVERAGE REASONABLY EXPECTED LIFE OF THE PROJECT

Bond Proceeds	5,000,000
less Costs of Issuance	100,000

Funds available for Project	4,900,000

Assets being financed with Bond Proceeds		Useful Life
Building	220,000	20 years
Interior structure & equipment installation	350,000	20
Electrical	900,000	20
Controls	185,000	7
Main Process	1,700,000	7
Mechanical (Process Piping)	100,000	7
Tank Farm	350,000	20
Tank Farm piping and insulation	80,000	20
Piping to and from loadout	150,000	20
Rail Scale and building	300,000	20
Track Site	75,000	20
Lab and lab equipment	80,000	7
Site preparation	60,000	20
Process Heat Trace and insulation	200,000	20
Cooling Tower and system	150,000	20

Total Assets being financed with Project Funds	4,900,000

Assets being financed outside Bond Proceeds
Mechanical (Process Piping)	900,000	7

Total Cost of Project	5,800,000

Weighted-Average Useful Life Calculation

20 Year Property	2,835,000	x	20	=	56,700,000
7 Year Property	2,065,000	x	7	=	14,455,000

	4,900,000				71,155,000

Weighted Average Useful Life:	71,155,000 ÷ 4,900,000	= 14.5214 years

120% of the Weighted Average Useful Life:	14.5214 x 1.20 = 17.4257 years

D-1

EXHIBIT E

1.         The total cost of all property financed by the Bond proceeds is expected to be classified as:

a.	Land	$-0-
b.	Buildings and Structures	$2,835,000
c.	Equipment with a recovery period of more than 5 years	$2,065,000
d.	Equipment with a recovery period of 5 years or less	$-0-
e.	Other	$-0-

For recovery period for equipment, use the Accelerated Cost Recovery System of Section 168 of the Code.

2.         State the North American Industrial Classification System (NAICS) code and corresponding face amount of the Project to be financed with the Bonds:

NAICS Code	Amount
311225	$4,900,000

3.         Are any of the proceeds of the Bonds being used to refund a prior issue?

Yes ☐                                                      No ☒

(If Yes, state the amount of Bond proceeds being used to refund a prior issue)

4.         State the following amounts:

a.	Issue Price of the Bonds	$5,000,000.00

b.	Bond Issuance Costs (being) paid from Bond proceeds)	$100,000.00

c.	Proceeds used for credit enhancement	$-0-

d.	Amounts Allocated to Reserve	$-0-

e.	Proceeds Used to Refund Prior Issue	$-0-

f.	Lendable Proceeds (net amount available to the Borrower)	$4,900,000.00